Exhibit 10.2

TAX MATTERS AGREEMENT

BY AND BETWEEN

NUANCE COMMUNICATIONS, INC.

AND

CERENCE INC.

DATED AS OF            , 2019

i

Schedules

Schedule A	ATB Entities

ii

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (this “Agreement”) is entered into as of            , 2019, by and between Nuance Communications, Inc., a Delaware corporation (“Parent”), and Cerence Inc., a Delaware corporation (“SpinCo”) (collectively, the “Companies” and each, a “Company”).

RECITALS

WHEREAS, Parent and SpinCo have entered into a Separation and Distribution Agreement, dated as of             , 2019 (the “Separation and Distribution Agreement”), providing for the separation of the SpinCo Business from the Parent Business;

WHEREAS, Parent and its Subsidiaries have engaged in certain restructuring transactions to facilitate the Spin-Off, as set forth in the Separation Step Plan;

WHEREAS, pursuant to the Separation Step Plan and the terms of the Separation and Distribution Agreement, Parent will, among other things, make the Contribution and the Distribution;

WHEREAS, for U.S. federal Income Tax purposes, it is intended that the Contribution and the Distribution, taken together, qualify as a transaction that is generally tax-free pursuant to Sections 368(a)(1)(D) and 355(a) of the Code; and

WHEREAS, the parties desire to provide for and agree upon the allocation between the parties of liabilities for Taxes arising prior to, as a result of, and subsequent to the Distribution, and to provide for and agree upon other matters relating to Taxes.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01    Definition of Terms. For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings, and capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Separation and Distribution Agreement.

“Active Trade or Business” means, with respect to each of the ATB Entities, the active conduct (as defined in Section 355(b)(2) of the Code and the Treasury Regulations thereunder) by such entity and its “separate affiliated group” (as defined in Section 355(b)(3)(B) of the Code) of the trades or businesses relied upon to satisfy Section 355(b) of the Code with respect to the Distribution or any other applicable transaction identified in the Tax Opinions/Rulings or Representation Letters.

“Actually Realized” or “Actually Realizes” means, for purposes of determining the timing of the incurrence of any Tax Liability or the realization of a Refund (or any related Tax cost or Tax Benefit), whether by receipt or as a credit or other offset to Taxes otherwise payable, by a Person in respect of any payment, transaction, occurrence or event, the time at which the amount of cash Taxes paid (or Refund realized) by such Person is increased above (or reduced below) the amount of cash Taxes that such Person would have been required to pay (or Refund that such Person would have realized) but for such payment, transaction, occurrence or event.

“Affiliate” has the meaning set forth in the Separation and Distribution Agreement.

“Agreement” has the meaning set forth in the Recitals.

“Ancillary Agreements” has the meaning set forth in the Separation and Distribution Agreement.

“ATB Entities” means the entities listed on Schedule A.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions are generally authorized or required by Law to close in New York, New York.

“Code” means the U.S. Internal Revenue Code of 1986.

“Companies” or “Company” has the meaning set forth in the Recitals.

“Contribution” has the meaning set forth in the Separation and Distribution Agreement.

“Distribution” has the meaning set forth in the Separation and Distribution Agreement.

“Distribution Date” has the meaning set forth in the Separation and Distribution Agreement.

“Effective Time” means the effective time of the Distribution, as set forth in the Separation and Distribution Agreement.

“Fifty-Percent or Greater Interest” has the meaning ascribed to such term for purposes of Sections 355(d) and (e) of the Code and the Treasury Regulations thereunder.

“Filing Company” has the meaning set forth in Section 4.01.

“Final Determination” means the final resolution of liability for any Tax, which resolution may be for a specific issue or adjustment or for a Tax Period, (a) by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the Laws of a state, local or non-U.S. taxing jurisdiction, except that a Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of Law) the right of the taxpayer to file a claim for Refund or the right of the Tax Authority to assert a further deficiency in respect of such issue or adjustment or for such Tax Period (as the case may be); (b) by a decision, judgment, decree or other order by a court of competent jurisdiction, which has become final and unappealable; (c) by a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or a comparable agreement under the Laws of a state, local or non-U.S. taxing jurisdiction; (d) by any allowance of a Refund in respect of an overpayment of Tax, but only after the expiration of all periods during which such Refund may be recovered (including by way of offset) by the jurisdiction imposing such Tax; (e) by a final settlement resulting from a competent authority proceeding or determination; or (f) by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the parties.

“Governmental Authority” has the meaning set forth in the Separation and Distribution Agreement.

“Group” has the meaning set forth in the Separation and Distribution Agreement.

“Income Taxes” means all federal, state, local, and non-U.S. income or franchise Taxes or other Taxes based on income or net worth.

“IRS” means the United States Internal Revenue Service.

“Joint Return” means any Tax Return that includes both a member of the Parent Group and a member of the SpinCo Group.

“Law” has the meaning set forth in the Separation and Distribution Agreement.

“Loss” has the meaning set forth in Section 5.01(b).

“Non-Filing Company” has the meaning set forth in Section 4.01.

“Non-Recoverable VAT” has the meaning set forth in Section 2.01(c).

“Notified Action” has the meaning set forth in Section 6.04(a).

“Parent” has the meaning set forth in the Recitals.

“Parent Affiliated Group” means the affiliated group (as such term is defined in Section 1504 of the Code and the Treasury Regulations thereunder) of which Parent is the common parent.

“Parent Business” means all businesses and operations of the Parent Group, other than the SpinCo Business.

“Parent Group” has the meaning given to the term “Nuance Group” in the Separation and Distribution Agreement.

“Past Practices” has the meaning set forth in Section 3.03(a).

“Person” has the meaning set forth in the Separation and Distribution Agreement. For the avoidance of doubt, any entity may be a Person regardless of whether it is treated as disregarded for U.S. federal Income Tax purposes.

“Post-Distribution Tax Period” means any Tax Period (or portion thereof) beginning after the Distribution Date.

“Pre-Distribution Tax Period” means any Tax Period (or portion thereof) ending on or before the close of the Distribution Date.

“Privileged Documentation” has the meaning set forth in Section 8.03.

“Proposed Acquisition Transaction” means a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulations Section 1.355-7, or any other regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by SpinCo management or shareholders, is a hostile acquisition, or otherwise, as a result of which SpinCo would merge or consolidate with any other Person or as a result of which any Person or Persons would (directly or indirectly) acquire, or have the right to acquire, from SpinCo and/or one or more holders of outstanding shares of SpinCo Capital Stock, a number of shares of SpinCo Capital Stock that would, when combined with any other changes in ownership of SpinCo Capital Stock pertinent for purposes of Section 355(e) of the Code, comprise 40% or more of (i) the value of all outstanding shares of stock of SpinCo as of the date of such transaction, or, in the case of a series of transactions, the date of the last transaction of such series, or (ii) the total combined voting power of all outstanding shares of voting stock of SpinCo as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (i) the adoption by SpinCo of a shareholder rights plan or (ii) issuances by SpinCo that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulations Section 1.355-7(d). For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders. This definition and the application thereof are intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly. Any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code shall be incorporated into this definition and its interpretation.

“Recipient” means, with respect to the transfers of assets and/or the assumption of liabilities occurring pursuant to any of the Separation Transactions, the Person receiving assets and/or assuming liabilities.

“Recoverable VAT” has the meaning set forth in Section 2.01(c).

“Refund” means any cash refund of Taxes or reduction of cash Taxes paid by means of credit, deduction, offset or otherwise.

“Representation Letters” means the statements of facts and representations, officer’s certificates, representation letters and any other materials (including, without limitation, a Ruling Request and any related supplemental submissions to the IRS or other Tax Authority) delivered by Parent, SpinCo or any of their respective Affiliates or representatives in connection with the rendering by Tax Counsel, and/or the issuance by the IRS or other Tax Authority, of the Tax Opinions/Rulings.

“Restriction Period” means the period beginning on the date of this Agreement and ending on, and including, the last day of the two-year period following the Distribution Date.

“Responsible Company” means, with respect to any Tax Return, the Company having responsibility for preparing such Tax Return under this Agreement.

“Retention Date” has the meaning set forth in Section 8.01.

“Ruling Request” means any letter filed by Parent with the IRS or other Tax Authority requesting a ruling regarding certain tax consequences of any of the Separation Transactions (including all attachments, exhibits, and other materials submitted with such ruling request letter) and any amendments or supplements to such ruling request letter.

“Section 336(e) Election” has the meaning set forth in Section 7.07.

“Separate Return” means (i) in the case of the SpinCo Group, a Tax Return of any member of that Group (including any consolidated, combined, affiliated or unitary Tax Return) that does not include, for all or any portion of the relevant Tax Period, any member of the Parent Group and (ii) in the case of the Parent Group, a Tax Return of any member of that Group (including any consolidated, combined, affiliated or unitary Tax Return) that does not include, for all or any portion of the relevant Tax Period, any member of the SpinCo Group.

“Separation and Distribution Agreement” has the meaning set forth in the Recitals.

“Separation Related Tax Contest” means any Tax Contest in which the IRS, another Tax Authority or any other party asserts a position that could reasonably be expected to (a) adversely affect, jeopardize or prevent (i) the Tax-Free Status of the Contribution and the Distribution, taken together, or (ii) the intended tax treatment of any Separation Transaction (other than a Separation Transaction described in clause (i)) as set forth in the Tax Opinions/Rulings (or if not set forth in the Tax Opinions/Rulings, in the Separation Step Plan) or (b) otherwise affect the amount of Taxes imposed with respect to any of the Separation Transactions.

“Separation Step Plan” has the meaning set forth in the Separation and Distribution Agreement.

“Separation Tax Losses” means (i) all Taxes imposed pursuant to (or any reduction in a Refund resulting from) any settlement, Final Determination, judgment or otherwise; (ii) all third-party accounting, legal and other professional fees and court costs incurred in connection with such Taxes (or reduction in a Refund), as well as any other out-of-pocket costs incurred in connection with such Taxes (or reduction in a Refund); and (iii) all third-party costs, expenses and damages associated with any stockholder litigation or other controversy and any amount required to be paid by Parent (or any Affiliate of Parent) or SpinCo (or any Affiliate of SpinCo) in respect of any liability of or to shareholders, whether paid to shareholders or to the IRS or any other Tax Authority, in each case, resulting from (x) the failure of the Contribution and the Distribution, taken together, to have Tax-Free Status; or (y) the failure of a Separation Transaction to have the intended tax treatment described in the Tax Opinions/Rulings (or, if not described in the Tax Opinions/Rulings, in the Separation Step Plan); provided that amounts shall be treated as having been required to be paid for purposes of clause (iii) of this definition to the extent they are paid in a good-faith compromise or settlement of an asserted claim.

“Separation Transactions” has the meaning set forth in the Separation and Distribution Agreement.

“SpinCo Affiliated Group” means the affiliated group (as such term is defined in Section 1504 of the Code and the Treasury Regulations thereunder) of which SpinCo is the common parent following the Distribution Date.

“SpinCo Business” has the meaning set forth in the Separation and Distribution Agreement.

“SpinCo Business Balance Sheet” has the meaning set forth in the Separation and Distribution Agreement.

“SpinCo Capital Stock” means all classes or series of capital stock of SpinCo, including (i) the SpinCo Common Stock, (ii) all options, warrants and other rights to acquire such capital stock and (iii) all instruments properly treated as stock in SpinCo for U.S. federal Income Tax purposes.

“SpinCo Common Stock” has the meaning set forth in the Separation and Distribution Agreement.

“SpinCo Group” has the meaning set forth in the Separation and Distribution Agreement.

“SpinCo Liabilities” has the meaning set forth in the Separation and Distribution Agreement.

“Spin-Off” has the meaning set forth in the Separation and Distribution Agreement.

“Straddle Period” means any Tax Period beginning on or before the Distribution Date and ending after the Distribution Date.

“Subsidiary” has the meaning set forth in the Separation and Distribution Agreement.

“Tax” or “Taxes” means any taxes, fees, assessments, duties or other similar charges imposed by any Tax Authority, including, income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers’ compensation, unemployment, disability, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, value-added, alternative minimum, estimated, unclaimed property or escheat, or other tax (including any fee, assessment, duty, or other charge in the nature of or in lieu of any tax), and any interest, penalties, additions to tax or additional amounts in respect of the foregoing. For the avoidance of doubt, Tax includes any increase in Tax as a result of a Final Determination.

“Tax Advisor” means a U.S. Tax counsel or other Tax advisor of recognized national standing reasonably acceptable to both Companies.

“Tax Advisor Dispute” has the meaning set forth in Section 13.01.

“Tax Attributes” means a net operating loss, net capital loss, unused investment credit, unused foreign tax credit, excess charitable contribution, general business credit, research and development credit or any other similar Tax item that could reduce a Tax or create a Tax Benefit.

“Tax Authority” means any Governmental Authority imposing any Tax, charged with the collection of Taxes or otherwise having jurisdiction with respect to any Tax.

“Tax Benefit” means any loss, deduction, Refund, credit, offset or other Tax item reducing Taxes paid or payable. For purposes of this Agreement, the amount of any Tax Benefit Actually Realized by a Person as a result of any such Tax item shall be determined on a “with and without basis” as the excess of (a) the hypothetical liability of such Person for the relevant Tax for the relevant Tax Period, calculated as if such Tax item had not been utilized but with all other facts unchanged, over (b) the actual liability of such Person for such Tax for such Tax

Period, calculated taking into account such Tax item (and, for this purpose, treating a Refund as a reduction in liability for Tax).

“Tax Contest” means an audit, review, examination or any other administrative or judicial proceeding with respect to Taxes (including any administrative or judicial review of any claim for any Refund or other Tax Benefit).

“Tax Counsel” means a U.S. Tax counsel or other Tax advisor of recognized national standing acceptable to Parent, in its sole discretion.

“Tax-Free Status” means the qualification of (i) the Contribution and the Distribution, taken together, as a “reorganization” described in Sections 368(a)(1)(D) and 355(a) of the Code, (ii) the Distribution as a transaction in which the stock distributed thereby is “qualified property” for purposes of Sections 355(c) and 361(c) of the Code (and neither Section 355(d) or 355(e) of the Code causes such stock to be treated as other than “qualified property” for such purposes), (iii) the Contribution and the Distribution, taken together, as a transaction in which Parent, SpinCo, and the members of each of the Parent Group and SpinCo Group, as applicable, recognize no income or gain for U.S. federal Income Tax purposes pursuant to Sections 355, 361 and/or 1032 of the Code, other than intercompany items or excess loss accounts taken into account pursuant to the Treasury Regulations promulgated pursuant to Section 1502 of the Code.

“Tax Liability” means any liability or obligation for Taxes.

“Tax Opinions/Rulings” means the opinions of Tax Counsel and/or the rulings by the IRS or other Tax Authorities delivered to Parent in connection with the Spin-Off, or otherwise with respect to the Separation Transactions.

“Tax Period” means, with respect to any Tax, the period for which the Tax is reported or required to be reported as provided under the Code or other applicable Law.

“Tax Records” means any Tax Returns, Tax Return workpapers, documentation relating to any Tax Contest, and any other books of account or records (whether or not in written, electronic or other tangible or intangible forms and whether or not stored on electronic or any other medium) maintained or required to be maintained under the Code or other applicable Laws or under any record retention agreement with any Tax Authority, in each case, with respect to otherwise relating to Taxes.

“Tax Return” means any report of Taxes due, any claim for Refund of Taxes paid, any information return with respect to Taxes, or any other report, statement, declaration, or document in respect of Taxes filed or required to be filed under the Code or other Law, including any attachments, exhibits or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

“Transferor” means, with respect to the transfers of assets and/or assumption of liabilities occurring pursuant to any of the Separation Transactions, the Person transferring assets and/or whose liabilities are being assumed.

“Treasury Regulations” means the regulations promulgated under the Code.

“Unqualified Tax Opinion” means an unqualified “will” opinion of a Tax Counsel, and on which Parent may rely, to the effect that (a) a transaction will not affect the Tax-Free Status of the Contribution and the Distribution, taken together, and (b) will not adversely affect any of the conclusions set forth in the Tax Opinions/Rulings; provided that any tax opinion obtained in connection with a proposed acquisition of SpinCo Capital Stock entered into during the Restriction Period shall not qualify as an Unqualified Tax Opinion unless such tax opinion concludes that such proposed acquisition will not be treated as “part of a plan (or series of related transactions),” within the meaning of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder, that includes the Distribution; provided, that any such opinion must assume that the Contribution and the Distribution, taken together, would have qualified for Tax-Free Status if the transaction in question did not occur.

“VAT” means any value-added Taxes, goods and services Taxes, or any similar or equivalent Taxes in any relevant jurisdiction.

ARTICLE II

ALLOCATION OF TAX LIABILITIES

Section 2.01    Taxes.

(a)    Except as otherwise provided in Section 2.01(c), Parent shall be responsible for all Taxes (i) of the SpinCo Group for any Pre-Distribution Tax Period; (ii) of the SpinCo Group for any Straddle Period, but only to the extent allocated to Parent pursuant to Section 2.02; or (iii) imposed under Treasury Regulations Section 1.1502–6 or under any comparable or similar provision of state, local or non-U.S. Laws on any member of the SpinCo Group solely as a result of such company being a member of a consolidated, combined, affiliated or unitary group with any member of the Parent Group during any Tax Period, in each case to the extent in excess of amounts provided for in respect of such Taxes on the SpinCo Business Balance Sheet; provided that, solely for purposes of this Section 2.01(a), “SpinCo Group” shall not include any Person that becomes a Subsidiary of SpinCo after the Distribution.

(b)    Except as otherwise provided in Section 2.01(c), SpinCo shall be responsible for all Taxes (i) of the SpinCo Group which are not the responsibility of Parent pursuant to Section 2.01(a) (including Income Taxes for Post-Distribution Tax Periods of any member of the SpinCo Group) and (ii) of the Parent Group attributable to acts or omissions of any member of the SpinCo Group taken after the Distribution (other than acts or omissions in the ordinary course of business or otherwise contemplated by the Separation and Distribution Agreement and Ancillary Agreements).

(c)    All charges in respect of the transfers occurring pursuant to the Separation Transactions shall be exclusive of any VAT. Without limiting any provision of this

Agreement, (i) in the case of any VAT arising in connection with a Separation Transaction that is recoverable by the Recipient or any of its Affiliates under applicable Law (whether by way of Refund, input VAT, or otherwise) (any such VAT, “Recoverable VAT”), the Company of which Recipient is an Affiliate shall be responsible for any such Recoverable VAT, unless any such Recoverable VAT becomes non-recoverable as a result of an action or failure to act by the Transferor or any of its Affiliates, in which case the Company of which Transferor is an Affiliate shall be responsible for such VAT, and (b) in the case of any other VAT arising in connection with a Separation Transaction (such VAT, “Non-Recoverable VAT”), Parent shall be responsible for any such Non-Recoverable VAT, unless any such Non-Recoverable VAT becomes non-recoverable as a result of an action or failure to act by SpinCo or any of its Affiliates, in which case SpinCo shall be responsible for such VAT. Notwithstanding anything to the contrary in this Agreement, to the extent a Company (or any of its Affiliates) recovers (whether by way of Refund, input VAT, or otherwise) any VAT that was paid or otherwise borne by the other Company (or any of its Affiliates), the Company that received (or the Affiliate of which received) such recovery shall, without duplication of any other amounts payable pursuant to this Agreement, promptly pay over to such other Company (or its Affiliate) the amount of such recovery. For purposes of determining whether a Company (or its Affiliate) has received any such recovery of VAT, any Refund or input VAT received by a Company (or its Affiliate) shall be considered to be attributable to VAT arising in connection with the Separation Transactions prior to any Refund or input VAT being considered to be attributable to other payments of VAT. The Companies and their Affiliates shall cooperate to minimize any VAT and in obtaining any Refund, return or rebate of VAT, or applying an exemption or zero-rating for goods or services giving rise to any VAT, including by filing any exemption or other similar forms or providing valid tax identification numbers or other relevant registration numbers, certificates, invoices, or other documents.

Section 2.02    Allocation of Taxes.

(a)    If any member of a Group is permitted but not required under applicable U.S. federal, state, local or non-U.S. Laws to treat the Distribution Date as the last day of a Tax Period with respect to any member of the SpinCo Group, then the Companies shall treat such day as the last day of the applicable Tax Period under such applicable Law, and shall file any elections necessary or appropriate for such treatment; provided that, for the avoidance of doubt, this Section 2.02(a) shall not be construed to require Parent to change its taxable year or treat the Distribution Date as the last day of a Tax Period of any member of the Parent Group.

(b)    Transactions occurring, or actions taken, on the Distribution Date but after the Distribution outside the ordinary course of business by, or with respect to, any member of the SpinCo Group shall be deemed subject to the “next day rule” of Treasury Regulations Section 1.1502-76(b)(1)(ii)(B) (and under any comparable or similar provision under state, local or non-U.S. Laws or regulations; provided that if there is no comparable or similar provision under state, local or foreign Laws or regulations, then the transaction will be deemed subject to the “next day rule” of Treasury Regulations Section 1.1502–76(b)(1)(ii)(B)) and as such shall for purposes of this Agreement be treated (and consistently reported by the Companies) as occurring in a Post-Distribution Tax Period of the SpinCo Group, as appropriate.

(c)    Any Taxes for a Straddle Period with respect to the SpinCo Group (or entities in which any member of the SpinCo Group has an ownership interest) shall, for purposes of this Agreement, be apportioned between Parent and SpinCo based on the portion of the period ending on and including the Distribution Date and the portion of the period beginning after the Distribution Date, and each such portion of such period shall be deemed to be a Tax Period (whether or not it is in fact a Tax Period). Notwithstanding the foregoing, (a) any allocation of income or deductions required to determine any Income Taxes for a Straddle Period shall be made by means of a closing of the books and records of the SpinCo Group as of the close of business on the Distribution Date; provided that (i) Parent may elect to allocate Tax items (other than any extraordinary Tax items) ratably in the month in which the Distribution occurs (and if Parent so elects, SpinCo shall so elect) as described in Treasury Regulations Section 1.1502-76(b)(2)(iii) and corresponding provisions of state, local, and non-U.S. Tax Laws; and (ii) subject to clause (i), exemptions, allowances or deductions that are calculated on an annual basis, and not on a closing of the books method, (including depreciation and amortization deductions) shall be allocated between the period ending on and including the Distribution Date and the period beginning after the Distribution Date based on the number of days for the portion of the Straddle Period ending on and including the Distribution Date, on the one hand, and the number of days for the portion of the Straddle Period beginning after the Distribution Date, on the other hand, and (b) any VAT or other transaction-based Taxes for a Straddle Period shall be allocated between the portion of the period ending on and including the Distribution Date and the portion of the period beginning after the Distribution Date by means of a closing of the books and records of the SpinCo Group as of the close of business on the Distribution Date.

(d)    All Taxes in respect of deferred revenue or prepaid income actually received in a Pre-Distribution Tax Period shall be treated as Taxes for a Pre-Distribution Tax Period, whether or not such Taxes are payable with respect to a Pre-Distribution Tax Period or deferred to a Post-Distribution Tax Period (whether by election or otherwise).

ARTICLE III

PREPARATION AND FILING OF TAX RETURNS

Section 3.01    Parent Returns. Parent shall make all determinations with respect to, have ultimate control over the preparation of, and, except as otherwise provided in Section 3.02(b), file all (i) Joint Returns and Separate Returns of the Parent Group, in each case as it determines to be mandatory or advisable for all Tax Periods and (ii) Separate Returns of the SpinCo Group for all Pre-Distribution Tax Periods and for all Straddle Periods.

Section 3.02    SpinCo Returns.

(a)    SpinCo shall make all determinations with respect to, have ultimate control over the preparation of and file all Tax Returns (other than those described in Section 3.01) for the SpinCo Group as it determines to be mandatory or advisable and for all Tax Periods; provided that (i) SpinCo shall cause Consolidated Mobile Corp. to file a separate Tax Return and not as a member of the SpinCo Affiliated Group, commencing with the Tax Period beginning as of the Distribution Date, (ii) SpinCo and its eligible Subsidiaries as of immediately following the Distribution Date (for the avoidance of doubt, other than Consolidated Mobile Corp.) shall elect to file a consolidated Tax Return under Treasury Regulations Section 1.1502-75 and file all Tax Returns as part of the SpinCo Affiliated Group, commencing with the Tax Period beginning as of the day immediately following the

Distribution Date and (iii) Consolidated Mobile Corp. shall not be included in the SpinCo Affiliated Group with respect to any Tax Period commencing before the date that is two years following the Distribution Date.

(b)    SpinCo shall provide to Parent all information related to members of the SpinCo Group that is reasonably requested by Parent to complete any Tax Return which is the responsibility of Parent pursuant to Section 3.01, in the format reasonably requested by Parent, and as promptly as is reasonably practicable upon receiving such request. In particular, the SpinCo Group will support Parent with respect to data collection and compilation requirements, and will sign and file or cause to be signed and filed any Tax Return described in Section 3.01 that any member of the SpinCo Group is required by Law to sign and file.

(c)    In the case of any Tax Return that is the responsibility of Parent pursuant to Section 3.01 and that relates to a Tax that is provided for on the SpinCo Business Balance Sheet, SpinCo shall pay to Parent the amount of the provision for such Tax no later than 10 days prior to the due date (including extensions) for the filing of such Tax Return.

Section 3.03    Tax Accounting Practices.

(a)    Except as provided in Section 3.03(b), any Tax Return for any Pre-Distribution Tax Period, to the extent it relates to members of the SpinCo Group, shall be prepared in accordance with practices, accounting methods, elections, conventions and Tax positions used with respect to the Tax Return in question for periods prior to the Distribution (“Past Practices”), and, in the case of any item the treatment of which is not addressed by Past Practices, in accordance with generally acceptable Tax accounting practices. Notwithstanding the foregoing, for any Tax Return described in the preceding sentence, (i) a Company will not be required to follow Past Practices with either the written consent of the other Company (not to be unreasonably withheld, delayed or conditioned) or a “more likely than not” (or stronger) level opinion from a Tax Advisor that the proposed method of reporting is correct and (ii) Parent shall have the right to determine which entities will be included in any consolidated, combined, affiliated or unitary Tax Return that it is responsible for filing.

(b)    The Companies shall report the Separation Transactions for all Tax purposes in a manner consistent with the Tax Opinions/Rulings and the intended tax treatment set forth in the Separation Step Plan, unless, and only to the extent, an alternative position is required pursuant to a Final Determination. Parent shall determine the Tax treatment to be reported on any Tax Return of any Tax issue relating to the Separation Transactions that is not covered by the Tax Opinions/Rulings or the Separation Step Plan.

Section 3.04    Right to Review Tax Returns. Upon request, each Company shall make available to the other Company the portion of any Tax Return for the Pre-Distribution Tax Period that relates to the SpinCo Group that the first Company is responsible for preparing under this Article III and in respect of which the other Company could reasonably be expected to be liable for an unreimbursed Tax Liability, and shall consider in good faith any reasonable comments made by the other Company with respect to items that could reasonably be expected to result in an unreimbursed Tax Liability to such other Company. Except as specifically provided in the preceding sentence, nothing contained in this Agreement (including in Article VII), the Separation and Distribution Agreement or any Ancillary Agreement shall permit or be deemed to permit SpinCo or any of its Affiliates or representatives to review or otherwise have access to any Joint Return or any Separate Return of the Parent Group.

Section 3.05    Apportionment of Earnings and Profits and Tax Attributes

(a)    If the Parent Affiliated Group or a member of the Parent Affiliated Group has a Tax Attribute, the portion, if any, of such Tax Attribute required to be apportioned to SpinCo or any member of the SpinCo Group and treated as a carryover to the first Post-Distribution Tax Period of SpinCo (or such member) shall be determined in good faith by Parent in accordance with Treasury Regulations Sections 1.1502-21, 1.1502-21T, 1.1502-22, 1.1502-36, 1.1502-79 and, if applicable, 1.1502-21A and 1.1502-79A, and Parent shall be entitled to make any elections in respect of the foregoing (including, for the avoidance of doubt, any election available under Treasury Regulations Section 1.1502-36(d)), in its sole discretion. Without limiting the foregoing, Parent shall be entitled, in its sole discretion, to make any elections available under Treasury Regulations Section 1.1502-36 to reattribute to Parent any Tax Attributes (including, for the avoidance of doubt, capital loss and net operating loss carryovers) of the SpinCo Group (including, for the avoidance of doubt, Consolidated Mobile Corp. and its Subsidiaries).

(b)    No Tax Attribute with respect to consolidated, combined, affiliated or unitary federal Income Tax of the Parent Affiliated Group, other than those Tax Attributes described in Section 3.05(a), and no Tax Attribute with respect to consolidated, combined, affiliated or unitary state, local or non-U.S. Income Tax, in each case, arising in respect of a Joint Return shall be apportioned to SpinCo or any member of the SpinCo Group, except as Parent (or such member of the Parent Group as Parent shall designate) determines in good faith is otherwise required under applicable Law.

(c)    Parent (or its designee) shall determine the portion, if any, of any Tax Attribute which must (absent a Final Determination to the contrary) be apportioned to SpinCo or any member of the SpinCo Group in accordance with this Section 3.05 and applicable Law and the amount of tax basis and earnings and profits to be apportioned to SpinCo or any member of the SpinCo Group in accordance with applicable Law, and shall provide written notice of the calculation thereof to SpinCo as soon as reasonably practicable after the information necessary to make such calculation becomes available to Parent. For the avoidance of doubt, Parent shall not be liable to any member of the SpinCo Group in respect of any determination under this Section 3.05, or for any failure of any determination under this Section 3.05 to be accurate under applicable Law.

ARTICLE IV

PAYMENTS

Section 4.01    Payment of Taxes. In the case of any Tax Return reflecting Taxes for which the Company that is not legally responsible for filing such Tax Return (the “Non-Filing Company”) is responsible for payment, in whole or in part, under Article II, (i) the Company responsible for filing such Tax Return (the “Filing Company”) shall pay any Taxes shown on such Tax Return as required to be paid to the applicable Tax Authority on or before the relevant due date (and provide notice and proof of payment to the Non-Filing Company), (ii) the

Responsible Company shall compute the amount of such Taxes allocable to the Non-Filing Company under the provisions of Article II and shall provide written notice, accompanied by a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto, to the other Company and (iii) the Non-Filing Company shall pay to the Filing Company the amount of such Taxes allocable to the Non-Filing Company under the provisions of Article II within twenty (20) Business Days of the date of receipt of such written notice and statement; provided that no such payment shall be required to be made earlier than five (5) Business Days prior to the relevant due date for the payment of such Taxes.

Section 4.02    Adjustments Resulting in Underpayments. In the case of any adjustment pursuant to a Final Determination with respect to any Tax Return reflecting Taxes for which the Non-Filing Company is responsible for payment, in whole or in part, under Article II, (i) the Filing Company shall pay to the applicable Tax Authority when due any additional Taxes due with respect to such Tax Return required to be paid as a result of such adjustment, (ii) the Responsible Company shall compute the amount of such Taxes allocable to the Non-Filing Company under the provisions of Article II and shall provide written notice, accompanied by a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto, to the other Company and (iii) the Non-Filing Company shall pay to the Filing Company the amount of such Taxes allocable to the Non-Filing Company under the provisions of Article II within twenty (20) Business Days of the date of receipt of such written notice and statement; provided that no such payment shall be required to be made earlier than five (5) Business Days prior to the date the additional Tax is required to be paid to the applicable Tax Authority.

Section 4.03    Indemnification Payments. Unless otherwise specified in this Agreement, all indemnification payments required to be made under this Agreement shall be made within twenty (20) Business Days of the date of receipt by the indemnifying Company of written notice from the indemnified Company of the amount owed, together with reasonable documentation showing the basis for the calculation of such amount and evidence of payment of such amounts by the indemnified Company to the relevant Tax Authority or other recipient.

Section 4.04    Payors; Payees; Treatment. All payments made under this Agreement shall be made by Parent directly to SpinCo and by SpinCo directly to Parent; provided, however, that if the Companies mutually agree with respect to any such payment, any member of the Parent Group, on the one hand, may make such indemnification payment to any member of the SpinCo Group, on the other hand, and vice versa (for the avoidance of doubt, if a Company makes a request to the other Company to the effect that any payment required to be made by it to the other Company or received by it from the other Company, in each case, pursuant to this Agreement, be made or received by a member of the relevant Company’s Group other than a Company, the other Company’s consent to such request shall not be unreasonably withheld, conditioned or delayed). All payments made pursuant to this Agreement shall be treated in the manner described in Article XII.

ARTICLE V

TAX BENEFITS

Section 5.01    Tax Benefits.

(a)    Except as set forth below, (i) Parent shall be entitled to any Refund (and any interest thereon received from the applicable Tax Authority) of any Taxes for which Parent is liable hereunder and (ii) SpinCo shall be entitled to any Refund (and any interest thereon received from the applicable Tax Authority) of any Taxes for which SpinCo is liable hereunder (other than any Refund to which Parent is entitled pursuant to clause (i) above). The Company receiving a Refund to which another Company is entitled hereunder, in whole or in part, shall pay over the amount of such Refund (or portion thereof) (and any interest on such amount received from the applicable Tax Authority but net of any costs and expenses (including Taxes) incurred by the Company (or a member of its Group) receiving such Refund in connection with obtaining or securing such Refund) to such other Company within twenty (20) Business Days after the receipt of such Refund or application of such Refund against Taxes otherwise payable. To the extent that any Refund (or portion thereof) in respect of which any amounts were paid over pursuant to the immediately preceding sentence is subsequently disallowed by the applicable Tax Authority, the Company that received such amounts shall promptly repay such amounts (together with any penalties, interest or other charges imposed by the relevant Tax Authority) to the other Company.

(b)    If (i) a member of the SpinCo Group Actually Realizes any Tax Benefit as result of (A) an adjustment pursuant to a Final Determination that increases Taxes for which a member of the Parent Group is liable hereunder or otherwise, (B) any liability, obligation, loss or payment (each, a “Loss”) for which a member of the Parent Group is required to indemnify any member of the SpinCo Group pursuant to this Agreement, the Separation and Distribution Agreement or any Ancillary Agreement (in each case, without duplication of any amounts payable or taken into account under this Agreement, the Separation and Distribution Agreement or any Ancillary Agreement) or (C) any Section 336(e) Election (including, for the avoidance of doubt, any Tax Benefit Actually Realized by any member of the SpinCo Group as a result of any step-up in asset basis for U.S. federal Income Tax purposes resulting from such Section 336(e) Election, except to the extent any such Tax Benefit is directly attributable to Taxes imposed on any member of the Parent Group as a result of such Section 336(e) Election and for which a member of the SpinCo Group has actually indemnified Parent pursuant to this Agreement), or (ii) a member of the Parent Group Actually Realizes any Tax Benefit as a result of (A) an adjustment pursuant to a Final Determination that increases Taxes for which a member of the SpinCo Group is liable hereunder or otherwise or (B) any Loss for which a member of the SpinCo Group is required to indemnify any member of the Parent Group pursuant to this Agreement, the Separation and Distribution Agreement or any Ancillary Agreement (in each case, without duplication of any amounts payable or taken into account under this Agreement, the Separation and Distribution Agreement or any Ancillary Agreement), SpinCo or Parent, as the case may be, shall make a payment to the other Company in an amount equal to the amount of such Actually Realized Tax Benefit in cash within twenty (20) Business Days of Actually Realizing such Tax Benefit. To the extent that any Tax Benefit (or portion thereof) in respect of which any amounts were paid over pursuant to the foregoing provisions of this Section 5.01(b) is subsequently disallowed by the applicable Tax Authority, the Company that received such amounts shall promptly repay such amounts (together with any penalties, interest or other charges imposed by the relevant Tax Authority) to the other Company.

(c)    No later than twenty (20) Business Days after a Tax Benefit described in Section 5.01(b) is Actually Realized by a member of the Parent Group or a member of the SpinCo Group, Parent or SpinCo, as the case may be, shall provide the other Company with a written calculation of the amount payable to such other Company pursuant to Section 5.01(b). In the event that Parent or SpinCo, as the case may be, disagrees with any such calculation described in this Section 5.01(c), Parent or SpinCo shall so notify the other Company in writing within twenty (20) Business Days of receiving such written calculation. Parent and SpinCo shall endeavor in good faith to resolve such disagreement, and, failing that, the amount payable under this Article V shall be determined in accordance with the disagreement resolution provisions of Article XIII as promptly as practicable.

ARTICLE VI

TAX-FREE STATUS

Section 6.01    Representations of and Restrictions on SpinCo.

(a)    Each of Parent and SpinCo hereby represents and warrants that (A) it has examined all Ruling Requests, the Representation Letters and the Tax Opinions/Rulings (including, without limitation, the representations to the extent that they relate to the plans, proposals, intentions and policies of it, its Subsidiaries, its business or its Group), and (B) to the extent in reference to it, its Subsidiaries, its business or its Group, the facts presented and the representations made therein are true, correct and complete.

(b)    SpinCo hereby represents and warrants that (A) it has no plan or intention of taking any action, or failing to take any action (or causing or permitting any member of the SpinCo Group to take or fail to take any action), or knows of any circumstance, that could reasonably be expected to (i) adversely affect, jeopardize or prevent the Tax-Free Status of the Contribution and the Distribution, taken together, (ii) adversely affect, jeopardize or prevent the intended tax treatment of any Separation Transaction (other than a Separation Transaction described in clause (i)) as set forth in the Tax Opinions/Rulings (or if not set forth in the Tax Opinions/Rulings, in the Separation Step Plan) or (iii) cause any representation or factual statement made in this Agreement, the Separation and Distribution Agreement or any Ancillary Agreement, any Ruling Requests, the Representation Letters or the Tax Opinions/Rulings to be untrue, and (B) during the period beginning two years before the Distribution Date and ending on the Distribution Date, there was no “agreement, understanding, arrangement, substantial negotiations or discussions” (as such terms are defined in Treasury Regulations Section 1.355-7(h)) by any one or more officers or directors of any member of the SpinCo Group or by any other person or persons with the implicit or explicit permission of one or more of such officers or directors regarding an acquisition of all or a significant portion of the SpinCo Capital Stock (and any predecessor); provided that no representation or warranty is made by SpinCo regarding any “agreement, understanding, arrangement, substantial negotiations or discussions” (as such terms are defined in Treasury Regulations Section 1.355-7(h)) by any one or more officers or directors of Parent.

Section 6.02    Restrictions on SpinCo.

(a)    SpinCo shall not take or fail to take, or cause or permit any Affiliate of SpinCo to take or fail to take, any action if such action or failure to act would be inconsistent with or cause to be untrue any statement, information, covenant or representation in a Ruling Request, Representation Letters or Tax Opinions/Rulings. SpinCo shall not take or fail to take, or cause or permit any Affiliate of SpinCo to take or fail to take, any action if such action or failure to act would or reasonably could be expected to adversely affect, jeopardize or prevent (A) the Tax-Free Status of the Contribution and the Distribution, taken together, or (B) the intended tax treatment of any Separation Transaction (other than a Separation Transaction described in clause (A)) as set forth in the Tax Opinions/Rulings (or if not set forth in the Tax Opinions/Rulings, in the Separation Step Plan).

(b)    From the Distribution Date until the first Business Day after the Restriction Period, SpinCo shall (i) maintain its status as a company engaged in an Active Trade or Business and (ii) not engage in any transaction that would or reasonably could result in it ceasing to be a company engaged in an Active Trade or Business.

(c)    From the Distribution Date until the first Business Day after the Restriction Period, SpinCo shall not:

(i)    enter into or permit to occur any Proposed Acquisition Transaction, or, to the extent SpinCo has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur;

(ii)    merge or consolidate with any other Person, or liquidate or partially liquidate for U.S. federal income Tax purposes, provided that this Section 6.02(c)(ii) shall not apply to mergers, consolidations, liquidations, or partial liquidations effected exclusively between or among Affiliates of SpinCo in existence as of the date of this Agreement and which do not result in SpinCo (or any successor) ceasing to exist as a corporation for U.S. federal income Tax purposes;

(iii)    in a single transaction or series of transactions sell or transfer 30% or more of the gross assets of any Active Trade or Business or 30% or more of the consolidated gross assets of the SpinCo Group (such percentages to be measured based on fair market value as of the Distribution Date);

(iv)    redeem or otherwise repurchase (directly or through an Affiliate of SpinCo) any SpinCo Capital Stock;

(v)    amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the voting rights of SpinCo Capital Stock (including, without limitation, through the conversion of one class of SpinCo Capital Stock into another class of SpinCo Capital Stock);

(vi)    cause or permit any ATB Entity to cease to engage in an Active Trade or Business; or

(vii)    take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any representation made in a Ruling Request, the Representation Letters or the Tax Opinions/Rulings) which in the aggregate (and taking into account any other transactions described in this subparagraph (c)) would or reasonably could have the effect of causing or permitting one or more Persons (whether or not acting in concert) to acquire, directly or indirectly, stock representing a Fifty-Percent or Greater Interest in SpinCo (or any successor) or otherwise jeopardize the Tax-Free Status of the Contribution and the Distribution, taken together, in each case, unless prior to taking any such action set forth in the foregoing clauses (i) through (vi), (A) SpinCo shall have requested that Parent obtain a private letter ruling (including a supplemental ruling, if applicable) from the IRS (a “Post-Distribution Ruling”) in accordance with Sections 6.05(b) and (d) to the effect that such transaction will not affect such Tax-Free Status, and Parent shall have received such a Post-Distribution Ruling in form and substance satisfactory to Parent in its reasonable discretion, (B) SpinCo shall have provided Parent with an Unqualified Tax Opinion in form and substance satisfactory to Parent in its reasonable discretion (provided that Parent shall use reasonable efforts to timely make a determination as to whether an opinion is satisfactory to Parent, and provided, further, that in determining whether an opinion is satisfactory, Parent may consider, among other factors, the appropriateness of any underlying assumptions, and any management representations used as a basis for the Unqualified Tax Opinion) or (C) Parent shall have waived (which waiver may be withheld by Parent in its reasonable discretion) the requirement to obtain such Post-Distribution Ruling or Unqualified Tax Opinion.

(d)    From the Distribution Date until the first Business Day after the one year period following the Distribution Date, no member of the SpinCo Group (including the SpinCo Affiliated Group or Consolidated Mobile Corp.) shall be liquidated or merged for U.S. federal Income Tax purposes.

Section 6.03    Restrictions on Parent. Parent agrees that it shall not take or fail to take, or cause or permit any Affiliate of Parent to take or fail to take, any action if such action or failure to act would or reasonably could be inconsistent with or cause to be untrue any statement, information, covenant or representation in a Ruling Request, any Representation Letters or Tax Opinions/Rulings. Parent shall not take or fail to take, or cause or permit any Affiliate of Parent to take or fail to take, any action that would or reasonably could be expected to adversely affect, jeopardize or prevent (A) the Tax-Free Status of the Contribution and the Distribution, taken together, or (B) adversely affect, jeopardize or prevent the intended tax treatment of any Separation Transaction (other than a Separation Transaction described in clause (A)) as set forth in the Tax Opinions/Rulings (or if not set forth in the Tax Opinions/Rulings, in the Separation Step Plan).

Section 6.04    Procedures Regarding Post-Distribution Rulings and Unqualified Tax Opinions.

(a)    If SpinCo determines that it desires to take one of the actions described in clauses (i) through (vii) of Section 6.02(c) (a “Notified Action”), SpinCo shall notify Parent of this fact in writing.

(b)    Post-Distribution Rulings or Unqualified Tax Opinions at SpinCo’s Request. Unless Parent shall have waived the requirement to obtain such Post-Distribution Ruling or Unqualified Tax Opinion, upon the reasonable request of SpinCo pursuant to Section 6.02(c), Parent shall use commercially reasonable efforts in cooperating with SpinCo and in seeking to obtain, as expeditiously as possible, a Post-Distribution Ruling from the IRS (and/or any other applicable Tax Authority) or an Unqualified Tax Opinion for the purpose of permitting SpinCo to take the Notified Action, subject in all respects to the provisions of Section 6.02. Notwithstanding the foregoing, Parent shall not be required to file or cooperate in the filing of any request for a Post-Distribution Ruling under this Section 6.04(b) unless SpinCo represents that (A) it has reviewed such request for a Post-Distribution Ruling, and (B) all statements, information and representations relating to any member of the SpinCo Group contained in such request for a Post-Distribution Ruling are (subject to any qualifications therein) true, correct and complete. SpinCo shall reimburse Parent for all reasonable costs and expenses, including out-of-pocket expenses and expenses relating to the utilization of Parent personnel, incurred by the Parent Group in obtaining a Post-Distribution Ruling or Unqualified Tax Opinion requested by SpinCo within ten (10) Business Days after receiving an invoice from Parent therefor.

(c)    Post-Distribution Rulings or Unqualified Tax Opinions at Parent’s Request. Parent shall have the right to obtain a Post-Distribution Ruling or an Unqualified Tax Opinion at any time in its sole and absolute discretion. If Parent determines to obtain a Post-Distribution Ruling or an Unqualified Tax Opinion, SpinCo shall (and shall cause each Affiliate of SpinCo to) cooperate with Parent and take any and all actions reasonably requested by Parent in connection with obtaining the Post-Distribution Ruling or Unqualified Tax Opinion (including, without limitation, by making any representation or covenant or providing any materials or information requested by the IRS, any other applicable Tax Authority or a Tax Counsel; provided that SpinCo shall not be required to make (or cause any Affiliate of SpinCo to make) any representation or covenant that is inconsistent with historical facts or as to future matters or events over which matters or events it has no control). Parent shall reimburse SpinCo for all reasonable costs and expenses, including out-of-pocket expenses and expenses relating to the utilization of SpinCo personnel, incurred by the Parent Group in connection with such cooperation within ten (10) Business Days after receiving an invoice from SpinCo therefor.

(d)    Parent shall have sole and exclusive control over the process of obtaining any Post-Distribution Ruling, and only Parent shall be permitted to apply for a Post-Distribution Ruling. In connection with obtaining a Post-Distribution Ruling, Parent shall (A) keep SpinCo informed in a timely manner of all material actions taken or proposed to be taken by Parent in connection therewith; (B) (1) reasonably in advance of the submission of any request for any Post-Distribution Ruling provide SpinCo with a draft copy thereof; (2) reasonably consider SpinCo comments on such draft copy; and (3) provide SpinCo with a final copy of such Post-Distribution Ruling; and (C) provide SpinCo with notice reasonably in advance of, and SpinCo shall have the right to attend, any formally scheduled meetings with the IRS or other applicable Tax Authority (subject to the approval of the IRS or such Tax Authority) that relate to such Post-Distribution Ruling. Neither SpinCo nor any Affiliate of SpinCo directly or indirectly controlled by SpinCo shall seek any guidance from the IRS or any other Tax Authority (whether written, oral or otherwise) at any time concerning the Separation Transactions (including the impact of any transaction on the Separation Transactions).

Section 6.05    Liability for Separation Tax Losses.

(a)    Notwithstanding anything in this Agreement or the Separation and Distribution Agreement to the contrary (and in each case regardless of whether a Post-Distribution Ruling, Unqualified Tax Opinion or waiver described in clause (C) of Section 6.02(c) may have been provided), subject to Section 6.05(c), SpinCo shall be responsible for, and shall indemnify, defend, and hold harmless Parent and its Affiliates from and against, any Separation Tax Losses that are attributable to or result from any one or more of the following: (A) the acquisition (other than pursuant to the Separation Transactions) of all or a portion of SpinCo’s and/or its Affiliates’ stock and/or assets by any means whatsoever by any Person, (B) any negotiations, understandings, agreements or arrangements by SpinCo or any of its Affiliates with respect to transactions or events (including, without limitation, stock issuances, pursuant to the exercise of stock options or otherwise, option grants, capital contributions or acquisitions, or a series of such transactions or events) that cause the Distribution to be treated as part of a plan pursuant to which one or more Persons acquire directly or indirectly a Fifty-Percent or Greater Interest in SpinCo (or any successor thereof), (C) any action or failure to act by SpinCo after the Distribution (including, without limitation, any amendment to SpinCo’s certificate of incorporation (or other organizational documents), whether through a stockholder vote or otherwise) affecting the voting rights of SpinCo Capital Stock (including, without limitation, through the conversion of one class of SpinCo Capital Stock into another class of SpinCo Capital Stock), (D) any act or failure to act by SpinCo or any Affiliate of SpinCo described in Section 6.02 (regardless of whether such act or failure to act may be covered by a Post-Distribution Ruling, Unqualified Tax Opinion or waiver described in clause (C) of Section 6.02(c)) or (E) any breach by SpinCo of any of its agreements or representations set forth in Section 6.01.

(b)    Notwithstanding anything in this Agreement or the Separation and Distribution Agreement to the contrary, subject to Section 6.05(c), Parent shall be responsible for, and shall indemnify, defend, and hold harmless SpinCo and its Affiliates from and against, any Separation Tax Losses that are attributable to, or result from any one or more of the following: (A) the acquisition of all or a portion of Parent’s and/or its Affiliates’ stock and/or its assets by any means whatsoever by any Person, (B) any negotiations, agreements or arrangements by Parent with respect to transactions or events (including, without limitation, stock issuances, pursuant to the exercise of stock options or otherwise, option grants, capital contributions or acquisitions, or a series of such transactions or events) that cause any of the Distribution to be treated as part of a plan pursuant to which one or more Persons acquire directly or indirectly stock of Parent (or any successor thereof) representing a Fifty-Percent or Greater Interest therein, or (C) any act or failure to act by Parent or a member of the Parent

Group described in Section 6.03 or any breach by Parent of any of its agreements or representations set forth in Section 6.01(a).

(c)    To the extent that any Separation Tax Loss reasonably could be subject to indemnity under both Sections 6.05(a) and (b), responsibility for such Separation Tax Loss shall be shared by Parent and SpinCo according to relative fault as determined by Parent in good faith.

Section 6.06    Payment of Separation Taxes.

(a)    Calculation of Separation Taxes Owed. Parent shall calculate in good faith the amount of any Separation Tax Losses for which SpinCo is responsible under Section 6.05. Such calculation shall be binding on SpinCo absent manifest error.

(b)    Notification of Separation Taxes Owed. At least fifteen (15) Business Days prior to the date of payment of any Separation Tax Losses, Parent shall notify SpinCo of the amount of any Separation Tax Losses for which SpinCo is responsible under Section 6.05. In connection with such notification, Parent shall make available to SpinCo the portion of any Tax Return or other documentation and related workpapers that are relevant to the determination of the Separation Tax Losses attributable to SpinCo pursuant to Section 6.05.

(c)    Payment of Separation Taxes Owed.

(i)    At least ten (10) Business Days prior to the due date of payment of any Separation Tax Losses with respect to which SpinCo has received notification pursuant to Section 6.06(b), SpinCo shall pay to Parent the amount attributable to the SpinCo Group as calculated by Parent pursuant to Section 6.06(a). If Parent determines that it does not have a reasonable basis to file a Tax Return in a manner consistent with the Tax Opinions/Rulings, SpinCo shall pay the amount of Separation Tax Losses for which it is responsible, as determined by Parent pursuant to Section 6.06(a) and reported to SpinCo pursuant to Section 6.06(b), at least ten (10) Business Days before such Tax Return is due (taking into account extensions).

(ii)    With respect to all other Separation Tax Losses, SpinCo shall pay to Parent the amount attributable to the SpinCo Group as calculated by Parent pursuant to Section 6.06(a) within five (5) Business Days of the receipt by SpinCo of notification of the amount due.

(d)    Section 336(e) Election. In the event that Parent determines (in its sole discretion) that a protective election under Section 336(e) of the Code (a “Section 336(e) Election”) shall be made with respect to the Distribution, SpinCo shall (and shall cause its relevant Affiliates to) join with Parent (or its relevant Affiliate) in the making of that election and shall take any action reasonably requested by Parent or that is otherwise necessary to effect such election.

ARTICLE VII

ASSISTANCE AND COOPERATION

Section 7.01    Assistance and Cooperation.

(a)    The Companies shall cooperate (and cause their respective Affiliates to cooperate) with each other and with each other’s representatives, including accounting firms and legal counsel, in connection with Tax matters relating to the Companies, including (i) preparing and filing Tax Returns, (ii) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any Refund or any Tax Benefit, in each case, pursuant to this Agreement or otherwise, (iii) examinations of Tax Returns, and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include making available, upon reasonable notice, all information and documents in their possession relating to the other Company and its Affiliates as provided in Article VIII. Each of the Companies shall also make available to the other, as reasonably requested and available, personnel (including employees and representatives of the Companies or their respective Affiliates) responsible for preparing, maintaining and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceeding relating to Taxes.

(b)    Any information or documents provided under this Article VII or Article VIII shall be kept confidential by the Company receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes. Notwithstanding any other provision in this Agreement to the contrary, (i) neither Parent nor any of its Affiliates shall be required to provide SpinCo or any of its Affiliates or any other Person access to or copies of any information, documents or procedures (including the proceedings of any Tax Contest) other than information, documents or procedures that relate to SpinCo or any other member of the SpinCo Group, the business or assets of SpinCo or any other member of the SpinCo Group and (ii) in no event shall either of the Companies or any of its respective Affiliates be required to provide the other Company or any of its respective Affiliates or any other Person access to or copies of any information if such action could reasonably be expected to result in the waiver of any privilege. In addition, in the event that either Company determines that the provision of any information to the other Company or its Affiliates could be commercially detrimental, violate any Law or agreement or waive any privilege, the parties shall use reasonable best efforts to permit compliance with its obligations under this Article VII or Article VIII in a manner that avoids any such harm or consequence.

Section 7.02    Tax Return Information. Each Company shall provide to the other Company information and documents relating to its Group required by the other Company to prepare Tax Returns. Any information or documents the Responsible Company requires to prepare such Tax Returns shall be provided in such form as the Responsible Company reasonably requests and in sufficient time for the Responsible Company to file such Tax Returns on a timely basis (but in no event later than sixty (60) days after such request).

Section 7.03    Reliance by Parent. If any member of the SpinCo Group supplies information to a member of the Parent Group in connection with Taxes and an officer of a member of the Parent Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the Parent Group identifying the information being so relied upon, the chief financial officer of SpinCo (or any officer of SpinCo as designated by the chief financial officer of SpinCo) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete. SpinCo agrees to indemnify and hold harmless each member of the Parent Group and its directors, officers and employees from and against any fine, penalty or other cost or expense of any kind attributable to a member of the SpinCo Group having supplied, pursuant to this Article VII, a member of the Parent Group with inaccurate or incomplete information in connection with a Tax Liability.

Section 7.04    Reliance by SpinCo. If any member of the Parent Group supplies information to a member of the SpinCo Group in connection with a Tax Liability and an officer of a member of the SpinCo Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the SpinCo Group identifying the information being so relied upon, the chief financial officer of Parent (or any officer of Parent as designated by the chief financial officer of Parent) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete. Parent agrees to indemnify and hold harmless each member of the SpinCo Group and its directors, officers and employees from and against any fine, penalty, or other cost or expense of any kind attributable to a member of the Parent Group having supplied, pursuant to this Article VII, a member of the SpinCo Group with inaccurate or incomplete information in connection with a Tax Liability.

ARTICLE VIII

TAX RECORDS

Section 8.01    Retention of Tax Records. Each Company shall preserve and keep all Tax Records (including emails and other digitally stored materials and related workpapers and other documentation) in its possession as of the Distribution Date or relating to Taxes of the Groups for Pre-Distribution Tax Periods or Taxes or Tax matters that are the subject of this Agreement, in each case, for so long as the contents thereof may become material in the administration of any matter under the Code or other applicable Law, but in any event until the later of (i) 90 days after the expiration of any applicable statutes of limitations (taking into account any extensions), or (ii) seven years after the Distribution Date (such later date, the “Retention Date”). After the Retention Date, each Company may dispose of such Tax Records upon 90 days’ prior written notice to the other Company. If, prior to the Retention Date, a Company reasonably determines that any Tax Records which it would otherwise be required to preserve and keep under this Article VIII are no longer material in the administration of any matter under the Code or other applicable Law and the other Company agrees, then such first Company may dispose of such Tax Records upon 90 days’ prior notice to the other Company. Any notice of an intent to dispose given pursuant to this Section 8.01 shall include a list of the Tax Records to be disposed of describing in reasonable detail each file, book or other record accumulation being disposed. The notified Company shall have the opportunity, at its cost, to copy or remove, within such 90-day period, all or any part of such Tax Records, and the other Company will then dispose of the same Tax Records.

Section 8.02    Access to Tax Records. The Companies and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records to the extent reasonably required by the other Company in connection with the preparation of financial accounting statements, audits, litigation, the preparation of Tax Returns or the resolution of items under this Agreement.

Section 8.03    Preservation of Privilege. The parties hereto agree to (and to cause the applicable members of their respective Groups to) cooperate and use commercially reasonable efforts to maintain privilege with respect to any documentation relating to Taxes existing prior to the Distribution Date or Separation Tax Losses to which privilege may reasonably be asserted (any such documentation, “Privileged Documentation”), including by executing joint defense and/or common interest agreements where necessary or useful for this purpose. No member of the SpinCo Group shall provide access to or copies of, or otherwise disclose to any Person, any Privileged Documentation without the prior written consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed. No member of the Parent Group shall provide access to or copies of or otherwise disclose to any Person any Privileged Documentation without the prior written consent of SpinCo, such consent not to be unreasonably withheld, conditioned or delayed. Notwithstanding any of the foregoing, in the event that (x) any Governmental Authority requests, outside of normal working hours, that either Company (or any of its Affiliates) provide to such Governmental Authority access to or copies of or otherwise disclose any Privileged Documentation, (y) immediate compliance with such request is required under applicable Law, and (z) such Company attempts in good faith to obtain the prior written consent of the other Company but is not able to do so, then such Company shall be permitted to comply with such request by such Governmental Authority without obtaining the prior written consent of the other Company and shall as promptly as practicable inform the other Company of such request and the access and/or disclosure provided pursuant thereto.

ARTICLE IX

TAX CONTESTS

Section 9.01    Notice. Each of the Companies shall provide prompt notice to the other Company of any written communication from a Tax Authority regarding any pending or threatened audit, assessment or proceeding or other Tax Contest relating to Taxes, Refunds or other Tax Benefits for which it may be entitled to indemnification by the other Company hereunder or for which it may be required to indemnify the other Company hereunder. Such notice shall include copies of the pertinent portion of any written communication from a Tax Authority and contain factual information (to the extent known) describing any asserted Tax liability and/or other relevant Tax matters in reasonable detail. The failure of one Company to notify the other of such communication in accordance with the immediately preceding sentences shall not relieve such other Company of any liability or obligation to pay such Tax or make indemnification payments under this Agreement, except to the extent that the failure timely to provide such notification actually prejudices the ability of such other Company to contest such Tax liability (or contest any determination in respect of any Refund or Tax Benefit) or increases the amount of such Tax liability (or reduces the amount of such Refund or Tax Benefit).

Section 9.02    Control of Tax Contests.

(a)    Except as otherwise provided in paragraphs (b) and (c), Parent shall control, and have sole discretion in handling, settling or contesting, any Tax Contest relating to any Joint Returns, as well as any Separate Returns that relate to a Pre-Distribution Tax Period or to a Straddle Period or other Tax Return if any such Tax Return is related to Taxes for which Parent is responsible pursuant to Article II, or the Tax treatment of the Separation Transactions, provided that (x) Parent shall act in good faith in connection with its control of any such Tax Contests and (y) SpinCo shall have the right at its sole cost and expense to participate in and advise on (including the opportunity to review and comment upon Parent’s communications with the Tax Authority, which comments shall be incorporated upon the consent of Parent, not to be unreasonably withheld, delayed or conditioned) such items for which SpinCo would reasonably be expected to be liable under Article II or Section 6.06 as a result of such Tax Contest.

(b)    Parent shall have exclusive control over any Separation Related Tax Contest, including exclusive authority with respect to any settlement of such Tax Contest, subject to the following provisions of this Section 9.02(b). In the event of any Separation Related Tax Contest as a result of which SpinCo could reasonably be expected (as determined in the sole discretion of Parent acting in good faith) to become liable for any Separation Tax Losses, (A) Parent shall keep SpinCo reasonably informed in a timely manner of all significant developments in respect of such Tax Contest and all significant actions taken or proposed to be taken by Parent with respect to such Tax Contest, (B) Parent shall timely provide SpinCo with copies of any written materials prepared, furnished or received in connection with such Tax Contest, (C) Parent shall consult with SpinCo reasonably in advance of taking any significant action in connection with such Tax Contest and (D) Parent shall offer SpinCo a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Contest. Notwithstanding anything in the preceding sentence to the contrary, the final determination of the positions taken, including with respect to settlement or other disposition, in any Separation Related Tax Contest shall be made in the sole discretion of Parent and shall be final and not subject to the dispute resolution provisions of Article XIII of this Agreement or Section 11.02 of the Separation and Distribution Agreement.

(c)    Except as otherwise provided in paragraph (a) or (b), SpinCo shall have sole control over any Tax Contest that relates to Separate Returns of the SpinCo Group for any Post-Distribution Tax Period.

ARTICLE X

EFFECTIVE DATE; TERMINATION OF

PRIOR INTERCOMPANY TAX ALLOCATION AGREEMENTS

Section 10.01    This Agreement shall be effective as of the Effective Time. To the knowledge of the parties hereto, there are no prior intercompany Tax allocation agreements or arrangements solely between or among Parent and/or any of its Subsidiaries, on the one hand, and SpinCo and/or any of its Subsidiaries, on the other hand and no termination of any such arrangement or agreement, or any settlement of amounts owing in respect of any such arrangement or agreement should be required. To the extent that, contrary to the expectation of the parties, there is any such intercompany arrangement or agreement in place as of immediately prior to the Effective Time, (i) such arrangement or agreement shall be deemed terminated as of the Effective Time, and (ii) amounts due under such agreements as of the date on which the Effective Time occurs shall be settled as promptly as practicable. Upon such settlement, no further payments by or to Parent or any of its Subsidiaries or by or to SpinCo or any of its Subsidiaries with respect to such agreements shall be made, and all other rights and obligations resulting from such agreements between the Companies and their Affiliates shall cease at such time. Any payments pursuant to such agreements shall be disregarded for purposes of computing amounts due under this Agreement.

ARTICLE XI

SURVIVAL OF OBLIGATIONS

Section 11.01    The representations, warranties, covenants and agreements set forth in this Agreement shall be unconditional and absolute and shall remain in effect without limitation as to time.

ARTICLE XII

TREATMENT OF PAYMENTS; TAX GROSS-UP

Section 12.01    Treatment of Tax Indemnity and Tax Benefit Payment. In the absence of any change in Tax treatment under the Code or other applicable Law and except as otherwise agreed between the Companies or as otherwise required by applicable Law, for all Tax purposes, the Companies agree to treat, and to cause their respective Affiliates to treat, any payment required by this Agreement or by the Separation and Distribution Agreement as a contribution by Parent to SpinCo or a distribution by SpinCo to Parent, as the case may be, occurring immediately prior to the Distribution (but only to the extent the payment does not relate to a Tax allocated to the payor in accordance with Section 1552 of the Code or the Treasury Regulations thereunder or Treasury Regulations Section 1.1502-33(d) (or under corresponding principles of other applicable Laws)) and any payment of interest or deductible Taxes, such as state Income Taxes, by or to a Tax Authority, as taxable or deductible, as the case may be, to the Company entitled under this Agreement to retain such payment or required under this Agreement to make such payment.

Section 12.02    Tax Gross-Up. If a Company incurs a Tax Liability as a result of its receipt of a payment pursuant to this Agreement, the Separation and Distribution Agreement or any Ancillary Agreement, such payment shall be appropriately adjusted so that the amount of such payment, reduced by the amount of all Income Taxes payable with respect to the receipt thereof (but taking into account all correlative Tax Benefits resulting from the payment of such Income Taxes), shall equal the amount of the payment which the Company receiving such payment would otherwise be entitled to receive.

ARTICLE XIII

DISAGREEMENTS

Section 13.01    Dispute Resolution. The Companies desire that collaboration will continue between them. Accordingly, they will try, and they will cause their respective Group members to try, to resolve in good faith all disagreements regarding their respective rights and obligations under this Agreement, including any amendments hereto. In furtherance thereof, in the event of any dispute or disagreement (a “Tax Advisor Dispute”) between any member of the Parent Group and any member of the SpinCo Group as to the interpretation of any provision of this Agreement or the performance of obligations hereunder, the Companies shall negotiate in good faith to resolve the Tax Advisor Dispute. If, within thirty (30) Business Days such good faith negotiations do not resolve the Tax Advisor Dispute, then the matter will be referred to such Tax Advisor as the Companies mutually agree. The Tax Advisor may, in its discretion, obtain the services of any third-party appraiser, accounting firm or consultant that the Tax Advisor deems necessary to assist it in resolving such disagreement. The Tax Advisor shall resolve the Tax Advisor Dispute according to such procedures as the Tax Advisor deems advisable and shall furnish written notice to the Companies of its resolution of any such Tax Advisor Dispute as soon as practicable, but in any event no later than 45 days after its acceptance of the matter for resolution. Any such resolution by the Tax Advisor shall be consistent with the terms of this Agreement, and if so consistent, shall be conclusive and binding on the Companies. Following receipt of the Tax Advisor’s written notice to the Companies of its resolution of the Tax Advisor Dispute, the Companies shall each take or cause to be taken any action necessary to implement such resolution of the Tax Advisor. In accordance with Article XIV, each Company shall pay its own fees and expenses (including the fees and expenses of its representatives) incurred in connection with the referral of the matter to the Tax Advisor. All fees and expenses of the Tax Advisor in connection with such referral shall be shared equally by the Companies.

Section 13.02    Injunctive Relief. Nothing in this Article XIII will prevent Parent from seeking injunctive relief to enforce the procedures provided for in Section 13.01 if any delay resulting from the efforts to resolve the Tax Advisor Dispute through the Tax Advisor could result in serious and irreparable injury to Parent. Notwithstanding anything to the contrary in this Agreement, the Separation and Distribution Agreement or any Ancillary Agreement, Parent and SpinCo are the only members of their respective Groups entitled to commence a dispute resolution procedure under this Agreement, and each of Parent and SpinCo will cause its respective Group members not to commence any dispute resolution procedure other than through such Company as provided in this Article XIII.

ARTICLE XIV

EXPENSES

Section 14.01    Except as otherwise provided in this Agreement, each Company and its Affiliates shall bear their own expenses incurred in connection with the preparation of Tax Returns, Tax Contests, and other matters related to Taxes under the provisions of this Agreement.

ARTICLE XV

MISCELLANEOUS

Section 15.01    Counterparts; Entire Agreement; Corporate Power.

(a)    This Agreement may be executed in one or more counterparts, all of which counterparts shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Company and delivered to the other Company. This Agreement may be executed by facsimile or PDF signature and scanned and exchanged by electronic mail, and such facsimile or PDF signature or scanned and exchanged copies shall constitute an original for all purposes.

(b)    This Agreement, the Separation and Distribution Agreement, the Ancillary Agreements and the Appendices, Exhibits and Schedules hereto and thereto contain the entire agreement between the Companies with respect to the subject matter hereof and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Companies with respect to the subject matter hereof other than those set forth or referred to herein or therein. In the event of conflict or inconsistency between the provisions of this Agreement, the Separation and Distribution Agreement, or any Ancillary Agreement, on the one hand, and the provisions of any Local Transfer Agreement, on the other hand, the provisions of this Agreement, the Separation and Distribution Agreement and any such Ancillary Agreement shall prevail and remain in full force and effect; without limiting the foregoing, no Assets or Liabilities, other than SpinCo Assets and SpinCo Liabilities (in each case, as defined in the Separation and Distribution Agreement), shall be transferred by Seller (as defined in the Local

Transfer Agreements) or accepted by Buyer (as defined in the Local Transfer Agreements) under the Local Transfer Agreements notwithstanding anything to the contrary therein (including the definition of SpinCo Assets and SpinCo Liabilities (in each case, as defined in the Local Transfer Agreements)). Each Company shall, and shall cause each of its Subsidiaries to, implement the provisions of and the transactions contemplated by the Local Transfer Agreement in accordance with the immediately preceding sentence.

(c)    Parent represents on behalf of itself and each other member of the Parent Group, and SpinCo represents on behalf of itself and each other member of the SpinCo Group, as follows:

(i)    each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and

(ii)    this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

Section 15.02    Governing Law; Jurisdiction. Any disputes relating to, arising out of or resulting from this Agreement, including to its execution, performance, or enforcement, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof. Each Company irrevocably consents to the exclusive jurisdiction, forum and venue of the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, any Delaware State court or the federal court sitting in the State of Delaware) over any and all claims, disputes, controversies or disagreements between the Companies or any of their respective Affiliates, successors and assigns under or related to this Agreement or any of the transactions contemplated hereby, including their execution, performance or enforcement, whether in contract, tort or otherwise. Each of the Companies hereby agrees that it shall not assert, and shall hereby waive, any claim or right or defense that it is not subject to the jurisdiction of such courts, that the venue is improper, that the forum is inconvenient or any similar objection, claim or argument. Each Company agrees that a final judgment in any legal proceeding resolved in accordance with Section 13.02, this Section 15.02, Section 15.03 and Section 15.04 shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

Section 15.03    Waiver of Jury Trial. EACH COMPANY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION RELATING TO, ARISING OUT OF OR RESULTING FROM THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY INCLUDING THEIR EXECUTION, PERFORMANCE OR ENFORCEMENT, WHETHER IN CONTRACT, TORT OR OTHERWISE. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS AND ALL OTHER COMMON

LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE COMPANIES AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS.

Section 15.04    Specific Performance. Subject to Section 13.01 and Section 13.02, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement by SpinCo, Parent shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative. SpinCo shall not oppose the granting of such relief on the basis that money damages are an adequate remedy. SpinCo agrees that the remedies at Law for any breach or threatened breach hereof, including monetary damages, are inadequate compensation for any loss, and waives any defense in any action by Parent for specific performance that a remedy at Law would be adequate. SpinCo also waives any requirements that Parent secure or post any bond or similar security with respect to such remedy.

Section 15.05    Assignability. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by either Company without the prior written consent of the other Company. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Companies and their respective successors and assigns (including, but not limited to, any successor of Parent or SpinCo succeeding to the Tax Attributes of either under Section 381 of the Code). Notwithstanding the foregoing, if any Company (or any of its successors or permitted assigns) (a) shall enter into a consolidation or merger transaction in which such Company is not the surviving entity and the surviving entity acquires or assumes all or substantially all of such Company’s Assets, or (b) shall transfer all or substantially all of such Company’s Assets to any Person, then, in each such case, the assigning Company (or its successors or permitted assigns, as applicable) shall ensure that the assignee or successor-in-interest expressly assumes in writing all of the obligations of the assigning Company under this Agreement, and the assigning Company shall not be required to seek consent, but shall provide written notice and evidence of such assignment, assumption or succession to the non-assigning Company. No assignment permitted by this Section 15.05 shall release the assigning Company from liability for the full performance of its obligations under this Agreement.

Section 15.06    Third-Party Beneficiaries. Except for the indemnification rights under this Agreement of any indemnified party in its capacity as such, (a) the provisions of this Agreement are solely for the benefit of the Companies and are not intended to confer upon any Person except the Companies any rights or remedies hereunder and (b) there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third person with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

Section 15.07    Notices. All notices or other communications under this Agreement shall be in writing and shall be deemed to be duly given when (a) delivered in person, (b) on the date received, if sent by a nationally recognized delivery or courier service, (c) upon written confirmation of receipt after transmittal by electronic mail or (d) upon the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if sent by registered or certified mail, return receipt requested, postage prepaid and addressed as follows:

If to Parent, to:

Nuance Communications, Inc. 1 Wayside Road
Burlington, MA 01803
Attn:	Wendy Cassity, EVP and Chief Legal Officer Steven Okpych, Vice President, Corporate Tax

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas
New York, NY 10019-6064
Attn:	Jeffrey B. Samuels
Scott A. Barshay
Steven J. Williams
email:	jsamuels@paulweiss.com
sbarshay@paulweiss.com
swilliams@paulweiss.com
Facsimile: 212-492-0582

If to SpinCo, to:

Cerence Inc. 15 Wayside Road
Burlington, MA 01803
Attn:	Leanne Fitzgerald, General Counsel James Haggerty, Senior Tax Director

Either Company may, by notice to the other Company, change the address and identity of the Person to which such notices and copies of such notices are to be given. Each Company agrees that nothing in this Agreement shall affect the other Company’s right to serve process in any other manner permitted by Law (including pursuant to the rules for foreign service of process authorized by the Hague Convention).

Section 15.08    Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances, or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Company. Upon any such determination, any such provision, to the extent determined to be invalid, void or unenforceable, shall be deemed replaced by a provision that such court determines is valid and enforceable and that comes closest to expressing the intention of the invalid, void or unenforceable provision.

Section 15.09    Headings. The article, section and paragraph headings contained in this Agreement, including in the table of contents of this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 15.10    Waivers of Default. No failure or delay of any Company (or the applicable member of its Group) in exercising any right or remedy under this Agreement, any other Ancillary Agreement or the Separation and Distribution Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Waiver by any Company of any default by the other Company of any provision of this Agreement shall not be deemed a waiver by the waiving Company of any subsequent or other default.

Section 15.11    Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by a Company, unless such waiver, amendment,

supplement or modification is (a) in writing and signed by the authorized representative of each Company or (b) necessary (as determined in the sole discretion of Parent acting in good faith) to preserve the Tax-Free Status of the Contribution and the Distribution, taken together.

Section 15.12    Further Action. The parties hereto shall execute and deliver all documents, provide all information, and take or refrain from taking any action as may be necessary or appropriate to achieve the purposes of this Agreement, including the execution and delivery to the other parties and their Affiliates and representatives of such powers of attorney or other authorizing documentation as is reasonably necessary or appropriate in connection with Tax Contests (or portions thereof) under the control of such other parties in accordance with Article IX.

Section 15.13    Interpretation. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires. The terms “hereof,” “herein,” “herewith” and words of similar import, unless otherwise stated, shall be construed to refer to this Agreement as a whole (including all of the schedules hereto) and not to any particular provision of this Agreement. Article, Section or Schedule references are to the articles, sections and schedules of or to this Agreement unless otherwise specified. Any definition of or reference to any agreement, instrument or other document herein (including any reference herein to this Agreement) shall, unless otherwise stated, be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth therein, including in Section 15.11 above). The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The word “or” shall not be exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All references to “$” or dollar amounts are to the lawful currency of the United States of America. Any reference to any federal, state, local or non-U.S. statute or Law shall be deemed to also refer to all rules and regulations promulgated thereunder, in each case as amended from time to time, unless the context otherwise requires. References to a Person also refer to its predecessors and permitted successors and assigns. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Companies, and no presumption or burden of proof shall arise favoring or disfavoring either Company by virtue of the authorship of any provisions hereof.

IN WITNESS WHEREOF, the Companies have caused this Tax Matters Agreement to be executed by their duly authorized representatives.

NUANCE COMMUNICATIONS, INC.

By:
Name:
Title:

CERENCE INC.

By:
Name:
Title:

[Signature Page – Tax Matters Agreement]